Exhibit 2.1
EXECUTION COPY
STOCK PURCHASE AGREEMENT
by and among
PNA GROUP HOLDING CORPORATION,
THE STOCKHOLDERS OF
PNA GROUP HOLDING CORPORATION
and
RSAC MANAGEMENT CORP.
Dated as of June 16, 2008

i

ii

SCHEDULES
SCHEDULE OF STOCKHOLDERS
COMPANY DISCLOSURE SCHEDULE

iii

STOCK PURCHASE AGREEMENT
          This STOCK PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of June 16, 2008, by and among PNA Group Holding Corporation, a Delaware corporation (the “Company”), the stockholders of the Company listed on the Schedule of Stockholders attached hereto (each, a “Stockholder” and collectively, the “Stockholders”), and RSAC Management Corp., a California corporation (the “Purchaser”).
          A. The Stockholders own all of the issued and outstanding shares of capital stock of the Company (the “Shares”).
          B. The Purchaser desires to purchase the Shares from the Stockholders on the terms and conditions set forth herein, and the Stockholders desire to sell the Shares to the Purchaser on the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Stockholders and the Purchaser hereby agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:
          “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
          “Acquisition Date” means: (i), with respect to Sugar Steel Corporation and S&S Steel Warehouse, Inc., March 14, 2008; (ii), with respect to Precision GP Holding, LLC and Precision Flamecutting and Steel, L.P., December 24, 2007; (iii), with respect to Metals Supply Company, Ltd, and MSC Management, Inc., May 31, 2006; and (iv), with respect to the Company and each Subsidiary not named in clauses (i) through (iii) of this definition above, the later of (x) May 9, 2006 and (y) the date of organization or formation, as applicable, of such Person.
          “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, where “control,” “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities or otherwise.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York or Los Angeles, California.

          “Code” means the Internal Revenue Code of 1986, as amended through the date hereof including the rules and regulations issued by the IRS pursuant to the Code or any successor Law.
          “Company Intellectual Property” means all Intellectual Property owned or used by the Company or a Subsidiary in connection with the operation of the business of the Company or such Subsidiary as currently conducted.
          “Compensation Payments Adjustment Amount” means the amount equal to 60% of the sum of (i) the total amount to be paid under the Participation Plan in connection with the consummation of the transactions contemplated hereby as provided in Section 6.05 plus (ii) the total amount payable to the individuals described in Section 6.05 under their respective employment agreements as severance payments if their employment is terminated without cause.
          “Encumbrance” means any security interest, pledge, hypothecation, mortgage, charge, lien or encumbrance on any property of the Company or any Subsidiary, other than licenses of Intellectual Property and other than Encumbrances on the property of a Joint Venture arising out of funded indebtedness of such Joint Venture that is non-recourse to the Company and the Subsidiaries (other than such Joint Venture).
          “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, or natural resource.
          “Environmental Law” means any Law or Governmental Order relating to pollution or protection of the Environment.
          “Environmental Permits” means any permit, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law.
          “GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.
          “Governmental Authority” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          “Intellectual Property” means (i) inventions and all patents, patent applications and patent disclosures, together with all reissuances, continuations, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade names, trade dress and domain names, logos, assumed names and corporate names, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and applications, including copyrights in computer software, copyrightable works, registrations and renewals in connection therewith (iv) confidential and proprietary information, including trade secrets and know-how, (v) web sites and web site domain names, and (vi) registrations and applications for registration of the foregoing.
          “IRS” means the Internal Revenue Service of the United States.
          “Joint Ventures” means the following entities in which the Company indirectly holds a less than 100% interest: (i) Acero Prime S. de R.L. de C. V., (ii) Feralloy Processing Company, (iii) Feralloy Wheeling Specialty Processing Company, (iv) Indiana Pickling and Processing Company, and (v) Oregon Feralloy Partners LLC.
          “Knowledge of the Company” means the actual knowledge of Maurice S. Nelson, Jr., William S. Johnson, Michael L. Smit and Jacob Kotzubei.
          “Law” means any federal, national, supranational, state, provincial, municipal, foreign, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) or interpretation by or under the authority of any Governmental Authority.
          “Leased Real Property” means the real property leased by the Company or any Subsidiary as tenant, together with, to the extent leased by the Company or any Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
          “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.
          “Material Adverse Effect” means any circumstance, change in or effect, or the cumulative effect of more than one circumstance, change in or effect, that is materially adverse to the consolidated results of operations or the consolidated financial condition of the Company and the Subsidiaries, taken as a whole; provided, however, in determining whether there has occurred, or there has been, a breach of a representation, warranty, covenant or agreement that is qualified by the term, “Material Adverse Effect” no circumstance, change or effect, either alone or in combination, shall be considered that arises or results from (i) conditions or circumstances in the industries in which the Company and the Subsidiaries operate, including without limitation changes in the wholesale or retail prices of the raw materials and products that the Company and the Subsidiaries purchase or sell from time to time, (ii) general economic or political conditions or circumstances affecting the economy or financial markets in general, (iii) the announcement or pendency of the transactions contemplated by this Agreement or from any action taken pursuant to or in accordance with this Agreement, (iv) any action taken at the request of or with the consent of the Purchaser, (v) changes in Law or GAAP, or (vi) an act of war, sabotage or terrorism. In addition, the fact that the Company fails to meet any estimate or projection of revenues, earnings or other economic performance for any period prior to Closing shall not, in and of itself, constitute a Material Adverse Effect (it being understood and agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether this has been a Material Adverse Effect if such facts and circumstances are not otherwise excluded from consideration pursuant to clauses (i) through (vi) of the immediately preceding sentence).
          “Owned Real Property” means the real property in which the Company or any Subsidiary has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
          “Participation Plan” means the Company’s 2007 Participation Plan.
          “Permitted Encumbrances” means (i) statutory liens for current Taxes not yet due or payable (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any Subsidiary or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations by any Governmental Authority which do not substantially interfere with the present use of the assets of the Company or any of the Subsidiaries, (iv) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Encumbrances and similar matters of record set forth in any state, local or municipal franchise of the Company and the Subsidiaries which do not substantially interfere with the present use of the assets of the Company or any of the Subsidiaries, and (v) matters which do not substantially impair the occupancy or current use of the property which they encumber.
          “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity including any Governmental Authority.
          “PNA SEC Reports” means (i) the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2008, and the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2008, by PNA Group, Inc., a Subsidiary, and (ii) the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2008, and the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2008, by PNA Intermediate Holding Corporation, a Subsidiary.

          “Predecessor Company” means PNA Group, Inc., a Delaware corporation and a Subsidiary, for any period ending on or prior to
May 9, 2006.
          “Regulations” means the Treasury Regulations promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.
          “Subsidiary” or “Subsidiaries” means, individually, any direct or indirect subsidiary of the Company or, collectively, all of the direct and indirect subsidiaries of the Company, including the majority-owned Joint Ventures, but excluding Travel Main and its direct and indirect subsidiaries and the Joint Ventures that are less than majority-owned.
          “Tax” or “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed, assessed or collected by any Governmental Authority or taxing authority.
          “Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.
          “Travel Main” means Travel Main Corporation, a Delaware corporation.
     SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Agreement”	Preamble
“Closing”	2.02
“Company”	Preamble
“Company Disclosure Schedule”	Article IV
“Confidentiality Agreement”	6.05
“Covered Persons”	6.04
“D&O Insurance”	6.04
“ERISA”	4.16(a)
“Financial Statements”	4.07
“Financing”	5.06
“Leases”	4.14
“Material Contracts”	4.18(a)
“Multiemployer Plans”	4.16(b)
“Plans”	4.16(a)
“Purchaser”	Preamble
“Purchase Price”	2.01
“Shares”	Recital A
“Stockholders”	Preamble
     SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires, (i) when a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated, (ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement, (iii) whenever the words “include,” “includes” or “including” are used, they are deemed to be followed by the words “without limitation”, (iv) the words “hereof,” “herein” and “hereunder” and words of similar import, refer to this Agreement as a whole, including any schedules or attachments hereto, and not to any particular provision of this Agreement, (v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise defined therein, (vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (vii) references to a Person are also to its successors and permitted assigns, and (viii) the use of “or” is not intended to be exclusive unless expressly indicated otherwise. The fact that any item of information is disclosed in the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement and such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.
ARTICLE II
PURCHASE AND SALE
     SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Stockholder shall sell, transfer and convey to the Purchaser the Shares owned by such Stockholder, as set forth opposite such Stockholder’s name on the Schedule of Stockholders attached hereto, and the Purchaser shall purchase and accept such Shares from such Stockholder. Subject to Section 6.11 only, the aggregate purchase price for the Shares (the “Purchase Price”) shall be equal to (i) $315,000,000 minus (ii) the Compensation Payments Adjustment Amount. The Purchase Price shall be allocated among the Stockholders in proportion to the number of Shares held by each as set forth on the Schedule of Stockholders attached hereto and shall be paid as provided in Section 2.02.
     SECTION 2.02. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held on a date that is the first business day of the month following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article VII , or on such other date as the Stockholders and the Purchaser may mutually agree in writing, but not earlier than August 1, 2008. At the Closing, (i) each Stockholder shall deliver or cause to be delivered to the Purchaser the stock certificates evidencing the Shares to be sold by such Stockholder, duly endorsed in blank, or accompanied by stock powers duly executed in blank, and (ii) the Purchaser shall deliver to each Stockholder, by wire transfer in immediately available funds (to a bank account designated in writing by such Stockholder to the Purchaser at least two (2) Business Days before the Closing) the percentage of the Purchase Price to be paid to such Stockholder as set forth opposite such Stockholder’s name on the Schedule of Stockholders attached hereto.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDERS
          Each Stockholder hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, or, if a representation or warranty is made as of a specified date, as of such date, as follows:
     SECTION 3.01. Organization and Authority of the Stockholders. Such Stockholder is a limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary partnership or limited liability company, as applicable, power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.
     SECTION 3.02. Authorization, Execution and Enforceability. The execution and delivery of this Agreement by such Stockholder, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all requisite limited partnership or limited liability company, as applicable, action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder. Assuming the due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except where enforcement thereof may be limited by bankruptcy, reorganization, insolvency and similar Laws affecting creditors’ rights generally, and general equitable principles.
     SECTION 3.03. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.03 of the Company Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement by such Stockholder do not and will not (i) violate, conflict with or result in the breach of the partnership agreement, or certificate of formation and limited liability company operating agreement, as applicable, of such Stockholder, (ii) conflict with or violate any Law or Governmental Order applicable to such Stockholder or (iii) conflict with, result in any breach of, constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Stockholder is a party, except, in the case of clauses (ii) and (iii), as would not adversely affect the ability of such Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or create a lien or cloud on Purchaser’s rights, title or interest in the Shares.
     SECTION 3.04. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by such Stockholder do not and will not require any material consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or any other Person, except (i) as described in the Section 4.04 of the

Company Disclosure Schedule, (ii) the premerger notification and waiting period requirements of the HSR Act, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by such Stockholder of the transactions contemplated by this Agreement or (iv) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.
     SECTION 3.05. Ownership of the Shares. Such Stockholder is the record holder of the Shares set forth opposite such Stockholder’s name in the Schedule of Stockholders attached hereto, free and clear of all Encumbrances. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating any Stockholder to transfer or sell any shares of capital stock, or any other interest in, the Company.
     SECTION 3.06. Disclaimer. Except as set forth in this Article III, no Stockholder, nor any representative of any Stockholder, makes any representation or warranty, express or implied, at law or in equity, in respect of the Company, the Subsidiaries or the Shares. Any such other representation or warranty is hereby expressly disclaimed by each Stockholder.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
          Except as otherwise set forth in the disclosure schedule delivered by the Company to the Purchaser concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, or, if a representation or warranty is made as of a specified date, as of such date, as follows:
     SECTION 4.01. Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. True and correct copies of the certificate of incorporation and bylaws of the Company have been made available to the Purchaser.
     SECTION 4.02. Authorization, Execution and Enforceability. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company. Assuming the due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except where enforcement thereof may be limited by bankruptcy, reorganization, insolvency and similar Laws affecting creditors’ rights generally, and general equitable principles.
     SECTION 4.03. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.04 of the Company Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement by the Company do not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Company or any Subsidiary, (ii) conflict with or violate any Law or Governmental Order applicable to the Company or any Subsidiary or (iii) conflict with, result in any breach of, constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any Subsidiary is a party, except, in the case of clauses (ii) and (iii), as would not (x) adversely affect the ability of the Stockholders or the Company to carry out their respective obligations under, and to consummate the transactions contemplated by, this Agreement or (y) otherwise have a Material Adverse Effect.
     SECTION 4.04. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Company do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or any other Person, except (i) the premerger notification and waiting period requirements of the HSR Act, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement and would not have a Material Adverse Effect or (iii) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.
     SECTION 4.05. Organization and Qualification of the Subsidiaries. Section 4.05 of the Company Disclosure Schedule lists each Subsidiary and its jurisdiction of incorporation or organization, and the owner or owners of such Subsidiary’s capital stock or other ownership interests. Each Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Each Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. True and correct copies of the organizational documents of each Subsidiary have been made available to the Purchaser. Other than the Subsidiaries and the Joint Ventures, neither the Company nor any Subsidiary is a member of any partnership nor is the Company or any Subsidiary a participant in any joint venture or similar arrangement.

     SECTION 4.06. Capitalization; Ownership of Shares. The authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $0.01 per share, of which only the Shares are issued and outstanding. The Shares are held of record by the Stockholders in the respective amounts set forth in the Schedule of Stockholders attached hereto. The Shares have been validly issued and are fully paid and nonassessable. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating the Company to issue or sell any shares of capital stock, or any other interest in, the Company. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters which stockholders of the Company, or the stockholders of any of the Subsidiaries, may vote upon. None of the outstanding equity securities or other securities of the Company or any of the Subsidiaries was issued in violation of the Securities Act of 1933, as amended, or any other Law. None of the Company or any of the Subsidiaries owns, or has any contract to acquire, any equity securities or other securities issued by any Person (other than the Company and the Subsidiaries and the Joint Ventures) or any direct or indirect equity or ownership interest in any other business.
     SECTION 4.07. Financial Information; SEC Reports.
          (a) The Company has provided the Purchaser with true and complete copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2007 and 2006, (ii) the audited consolidated statements of income and cash flows of the Company for the fiscal year ended December 31, 2007 and for the period from May 10, 2006 through December 31, 2006 and (iii) the audited consolidated statements of income and cash flows of the Predecessor Company for the period from January 1, 2006 through May 9, 2006 and for the fiscal year ended December 31, 2005 and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of March 31, 2008 and the related unaudited consolidated statements of income and cash flows of the Company for the period from January 1 through March 31, 2008 (collectively the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and, to the extent applicable, the Predecessor Company, and present fairly in all material respects the consolidated financial condition and results of operations of the Company or the Predecessor Company, as the case may be, as of the dates thereof or for the periods covered thereby; provided, however, that the unaudited Financial Statements are subject to normal recurring year-end adjustments, the effect of which are not, individually or in the aggregate, material, and the absence of certain footnotes.
          (b) As of the time of filing, none of the PNA SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     SECTION 4.08. Absence of Undisclosed Material Liabilities. The Company and the Subsidiaries do not have any Liabilities other than Liabilities (i) reflected or reserved against on the Financial Statements or the notes thereto, (ii) set forth in the Company Disclosure Schedule, (iii) incurred since December 31, 2007 in the ordinary course of business of the Company and the Subsidiaries and not otherwise prohibited pursuant to this Agreement, (iv) Liabilities set forth in this Agreement or (v) that would not have a Material Adverse Effect.

     SECTION 4.09. Conduct in the Ordinary Course. Since December 31, 2007, (i) the Company and the Subsidiaries have conducted their respective businesses in the ordinary course, (ii) neither the Company nor any Subsidiary has taken any of the actions set forth in Section 6.01, and (iii) there has not occurred any Material Adverse Effect.
     SECTION 4.10. Litigation. Section 4.10 of the Company Disclosure Schedule lists, as of the date hereof, all Actions by or against the Company or any Subsidiary pending before any Governmental Authority, or, to the Knowledge of the Company, threatened in writing, that could have a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby or thereby.
     SECTION 4.11. Compliance with Laws; Permits.
          (a) The Company and each Subsidiary has, since its respective Acquisition Date, conducted, and each currently conducts, its respective businesses in compliance with all Laws and Governmental Orders applicable to it, in all material respects, and neither the Company nor any Subsidiary has, since its respective Acquisition Date, received any written notice of a violation of any such Law or Governmental Order, and to the Knowledge of the Company, neither the Company nor any Subsidiary conducted its business prior to its respective Acquisition Date in violation of any Law or Governmental Order applicable to it which would reasonably be anticipated to result in any material Liability to the Company or such Subsidiary after the Closing.
          (b) Neither the Company nor any Subsidiary has, since its respective Acquisition Date, failed in any material respect to obtain or adhere to the requirements of any license, permit, or other governmental authorization necessary to the ownership of its assets and properties or to the conduct of its businesses, and all of such licenses, permits and other governmental authorizations are and will continue to be after giving effect to the Closing in full force and effect, and to the Knowledge of the Company, neither the Company nor any Subsidiary failed, prior to its respective Acquisition Date, in any material respect to obtain or adhere to the requirements of any license, permit, or other governmental authorization necessary to the ownership of its assets and properties or to the conduct of its businesses, which failure would reasonably be anticipated to result in any material Liability to the Company or such Subsidiary after the Closing.
          (c) Without limiting the foregoing, neither the Company nor any Subsidiary has, since its Acquisition Date, violated in any material respect any Law or Governmental Order governing the export or sale of any products to a foreign purchaser or end user, or failed to obtain any material license, permit or other governmental authorization that is required in connection with the export or the sale of any products to a foreign purchaser or end user.
     SECTION 4.12. Environmental Matters. To the Knowledge of the Company, the Company and the Subsidiaries have conducted their businesses in material compliance with all applicable Environmental Laws and have obtained and are in material compliance with all Environmental Permits that are necessary to conduct their businesses in the manner in which they are currently being conducted. There are no claims pending against the Company or any Subsidiary under any Environmental Laws, and the Company has not received any written claims alleging that the Company or any Subsidiary is in violation of any Environmental Laws or Environmental Permits. The Company has not released or disposed of any Hazardous Materials on any property owned or leased by the Company or any Subsidiary in material violation of any applicable Environmental Laws. Other than pursuant to any Lease or other agreement entered into in the ordinary course of business, the Company has not entered into any written agreement to indemnify any Person against any Liability that would reasonably be expected to arise under any Environmental Law. The Company has made available to the Purchaser copies of any environmental assessment or audit reports relating to the real property used by the Company that have been prepared by or for the Company or any Subsidiary or are in the possession of the Company or any Subsidiary. The Purchaser acknowledges that (i) the representations and warranties contained in this Section 4.12 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental matter related in any way to the Company and the Subsidiaries or their respective businesses, except as may be set forth in any lease with respect to any property and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.
     SECTION 4.13. Intellectual Property. Section 4.13 of the Company Disclosure Schedule sets forth a true and complete list of all of the Company Intellectual Property that is registered with (or with respect to which an application to so register has been submitted to) a Governmental Authority. To the Knowledge of the Company, (i) no Person is engaging in any activity that infringes any Company Intellectual Property, and (ii) no claim has been asserted to the Company or any Subsidiary that the use by the Company or any Subsidiary of any Company Intellectual Property infringes the patents, trademarks, copyrights or other intellectual property rights of any third party. To the Knowledge of the Company, the Company or a Subsidiary is the owner of the right, title and interest in and to, or licenses or otherwise has the right to use, all Company Intellectual Property used by the Company or any Subsidiary in the conduct of its business, and the consummation of the transactions contemplated by this Agreement will not adversely affect in any material respect the use by the Company or any Subsidiary of any of the Company Intellectual Property used by the Company or any Subsidiary in the conduct of its business.
     SECTION 4.14. Real Property.
          (a) Section 4.14(a) of the Company Disclosure Schedule lists the street address and current owner of each parcel of Owned Real Property. The Company or a Subsidiary has good and marketable title in fee simple to each parcel of Owned Real Property free and clear of all Encumbrances, except Permitted Encumbrances.
          (b) Section 4.14(b) of the Company Disclosure Schedule lists the street address and the identity of the lessee and lessor of each parcel of Leased Real Property, and, with respect to such Leased Real Property, (i) there has not been any sublease or assignment entered into by the Company or any Subsidiary in respect of the leases in effect at the date hereof relating to the Leased Real Property (the “Leases”), (ii) none of the Company or any Subsidiary is in default in the performance of any material obligation under the Leases, and to the Knowledge of the Company, none of the other parties to the Leases is in default in performance of their material obligations thereunder, (iii) the Leases are in full force and effect, and none of the Company or any Subsidiary has assigned its rights under the Leases, (iv) the Company and the Subsidiaries, as applicable, have a valid leasehold estate in all Leases free and clear of all Encumbrances other than Permitted Encumbrances, and (v) no consents to or approval of the transactions contemplated by this Agreement are required from any Person or entity under the terms of the Leases. Except as provided herein, there are no options to purchase, rights of first refusal or other rights or obligations requiring the transfer or sale of any of the Leased Real Property.
     SECTION 4.15. Title to Properties; Sufficiency of Assets. The Company or one of the Subsidiaries owns, leases or has the legal right to use all the assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, including all of the properties and assets reflected in the Financial Statements, and all of the assets purchased or otherwise acquired by the Company or any Subsidiary since December 31, 2007 (except for assets sold since such date in the ordinary course of business). All assets reflected in the Financial Statements are free and clear of all Encumbrances other than Permitted Encumbrances or Encumbrances reflected in the Financial Statements. The assets that the Company and the Subsidiaries own, or have the lawful right to use, are sufficient for the continued conduct of their respective businesses after the Closing in substantially the same manner as conducted prior to the Closing. All inventory (net of reserves for obsolete and slow moving inventory as reflected in the Financial Statements) of the Company and the Subsidiaries reflected in the Financial Statements consists of a quality and quantity usable and salable in the ordinary course of business.
     SECTION 4.16. Employee Benefit Matters.
          (a) Section 4.16(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary (in each case, other than collective bargaining agreements), (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated and (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA (individually, a “Plan” or, collectively, the “Plans”).
          (b) Each Plan (other than a Plan that is a multiemployer Plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)) has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. The Company and each Subsidiary has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and neither the Company nor any Subsidiary is in material default or violation of the requirements of any Plan. No Action (other than for claims for benefits in the ordinary course) is pending or, to the Knowledge of the

Company, threatened with respect to any Plan (other than a Multiemployer Plan). Without limiting the foregoing, each Plan that is a deferred compensation plan is in compliance with Section 409A of the Code, and each Plan that is a defined benefit plan is in compliance with the Pension Protection Act of 2006, except for such non-compliance as would not reasonably be anticipated to result in any material penalties or other Liabilities.
          (c) Each Plan (other than a Multiemployer Plan) that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter or opinion letter, as applicable, from the IRS covering all of the provisions applicable to the Plan for which determination letters or opinion letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter or opinion letter, as applicable, from the IRS that it is so exempt.
          (d) Except for the payments under the Participation Plan, and as provided in the Material Contracts, the consummation of the transactions described in this Agreement will not by itself entitle any current or former employee of the Company or any Subsidiary to severance pay, unemployment compensation or any other similar payment, or accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee.
     SECTION 4.17. Taxes.
          (a) All Tax Returns required to have been filed by or with respect to the Company or any Subsidiary have been timely filed (taking into account any extension of time to file that have been granted or obtained) and all Taxes shown to be payable on such Tax Returns and all Taxes owed by the Company or any Subsidiary have been paid or will be timely paid.
          (b) Except as set forth on Section 4.17 of the Company Disclosure Schedule, there are no ongoing federal, state, local or foreign audits, examinations or proposed adjustments of any Tax Return of the Company or its Subsidiaries or any other proceedings, asserted material deficiencies or refund litigation with respect to any such Tax Return, and to the Knowledge of the Company no such matters have been threatened.
          (c) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement.
          (d) There are no material Tax deficiencies or liens for Taxes upon the assets of the Company and the Subsidiaries that are not set forth in the PNA SEC Reports, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith.
          (e) The Company and its Subsidiaries have (i) collected all material Taxes that they are required to collect under applicable Law and have remitted or are holding and will remit on a timely basis all such Taxes that become due and payable, to the appropriate

Governmental Authority and (ii) properly withheld all income, social security and similar material Taxes and paid all payroll Taxes with respect to all persons properly characterized as employees of the Company or its Subsidiaries for Tax purposes, (iii) accrued for Taxes on the Financial Statements in amounts that are adequate to cover any Tax liability of the Company or any Subsidiaries as of the dates set forth in the Financial Statements and (iv) accrued for Taxes on the Company’s books in amounts that are adequate to cover any Tax liability of the Company or any Subsidiaries that are reasonably anticipated to be incurred as a result of the transactions contemplated by this Agreement.
          (f) Neither the Company nor any of its Subsidiaries has engaged in a transaction that the United States Internal Revenue Service has identified by regulation or other form of published guidance as a listed transaction, as set forth in Regulations Section 1.6011-4(b)(2).
          (g) Neither the Company nor any Subsidiary is a party to any agreement providing for the allocation or payment of Tax liabilities or the allocation of Tax benefits or any Tax Agreement.
     SECTION 4.18. Material Contracts.
          (a) Section 4.18(a) of the Company Disclosure Schedule lists each of the following contracts and agreements of the Company or any Subsidiary (such contracts and agreements, together with the Leases, being “Material Contracts”):
          (i) all employment contracts that are not cancelable without penalty or further payment and without more than 30 days’ notice (other than standard offer letters to employees being paid on an hourly basis or with an annual base salary of less than $100,000 which do not contain provisions for any payments upon a change of control);
          (ii) all contracts and agreements relating to indebtedness for borrowed money, guaranty, notes, purchase money debt or other similar undertaking;
          (iii) all contracts and agreements that limit or purport to limit in any material respect the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;
          (iv) all contracts and agreements involving total annual payments or receipts in excess of $2,500,000, other than purchase orders issued or received in the ordinary course of business;
          (v) all joint venture, partnership or similar contracts between the Company or any Subsidiary and a third party;
          (vi) all licenses of Intellectual Property to the Company or a Subsidiary (other than ordinary course “shrinkwrap” and other over-the-counter commercially available licenses), and all licenses of Intellectual Property by the Company or a Subsidiary to third parties;

          (vii) all contracts or agreements providing for the indemnification of any person with respect to material liabilities or such person’s service as an officer or director or the Company or any Subsidiary; and
          (viii) all contracts and agreements between or among the Company or any Subsidiary, on the one hand, and a Stockholder or any Affiliate of a Stockholder, other than the Company or a Subsidiary, on the other hand, other than commercial agreements entered into with an Affiliate that is an operating company on an arms-length basis in the ordinary course of business.
          (b) Each Material Contract is valid and binding on the Company or a Subsidiary, as the case may be, and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect. Neither the Company nor any Subsidiary is in breach of, or default under, in any material respects, any Material Contract to which it is a party, and, to the Knowledge of the Company, no other Person is in breach of, or default under, in any material respects, any Material Contract.
     SECTION 4.19. Labor. Section 4.19 of the Company Disclosure Schedule lists each collective bargaining agreement or other labor union contract applicable to employees of the Company or any Subsidiary to which the Company or a Subsidiary is a party or by which the Company or a Subsidiary is bound. As of the date of this Agreement, there are no strikes, slowdowns or work stoppages pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary by any employees. The Company and each Subsidiary is currently in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes.
     SECTION 4.20. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, any Stockholder or any Affiliate of the Company or any Stockholder, other than any such fees and commissions that will be paid by the Stockholders. The Stockholders shall indemnify Purchaser to the extent that any person makes a claim for such fees as a result of actions by the Company or any Stockholder.
     SECTION 4.21. Controls and Procedures. Except as disclosed in the PNA SEC Reports, PNA Group, Inc., and PNA Intermediate Holding Corporation have (i) implemented and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Exchange Act) reasonably designed to provide reasonable assurance that material information required to be disclosed by them in the reports that they file with or furnish to the SEC under the Exchange Act pursuant to certain contractual obligations is communicated to their management by others within the Company and the Subsidiaries as appropriate to allow timely decisions and disclosure, (ii) implemented and maintained a system of internal control over financial reporting (as defined in Rule 12a-15(f) promulgated under the Exchange Act) reasonably designed to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and (iii) disclosed to their auditors any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls or financial reporting.
     SECTION 4.22. Disclaimer. Except as set forth in Article III and this Article IV, neither the Company nor any officer, director, employee or representative of the Company makes any representation or warranty, express or implied, at law or in equity, in respect of the Company, the Subsidiaries, the Joint Ventures, the Shares or any of the assets of the Company or any Subsidiary or Joint Venture, including with respect to merchantability or fitness for any particular purpose of any such assets. Any such other representation or warranty is hereby expressly disclaimed by the Company.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER
          The Purchaser hereby represents and warrants to the Stockholders and the Company as follows:
     SECTION 5.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.
     SECTION 5.02. Authorization, Execution and Enforceability. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Stockholders and the Company) constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except where enforcement thereof may be limited by bankruptcy, reorganization, insolvency and similar Laws affecting creditors’ rights generally, and general equitable principles.
     SECTION 5.03. No Conflict. Assuming compliance with the premerger notification and waiting period requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 5.04, the execution, delivery and performance by the Purchaser of this Agreement do not and will not (i) violate, conflict with or result in the breach of any provision of the articles of incorporation or bylaws of the Purchaser, as amended and restated, (ii) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (ii) and (iii), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.
     SECTION 5.04. Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (i) the premerger notification and waiting period requirements of the HSR Act, (ii) the filing with the Securities and Exchange Commission of one or more Current Reports on Form 8-K reporting the execution, delivery and performance by Purchaser of this Agreement or (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement.
     SECTION 5.05. Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities Laws.
     SECTION 5.06. Financing. The Purchaser will have sufficient available funds to pay at the Closing, in cash, the full amount of the Purchase Price and all other amounts necessary to consummate the transactions contemplated hereby (the “Financing”), including all funds necessary to (A) repay all amounts outstanding under the Company’s senior credit facility, (B) repurchase all of the outstanding 10-3/4% Senior Notes due 2016 issued by PNA Group, Inc., (C) repurchase all of the outstanding Senior Floating Rate Toggle Notes due 2013 issued by PNA Intermediate Holding Corporation, (D) repay all amounts outstanding under the $12 million promissory note dated May 9, 2006 issued by the Company to Preussag North America, Inc. and (E) pay all expenses and other amounts required to be paid by the Purchaser, the Company or any Subsidiary in connection with the consummation of the transactions contemplated hereby. Upon the consummation of such transactions, (i) the Purchaser will not be insolvent, (ii) the Purchaser will not be left with unreasonably small capital, (iii) the Purchaser will not have incurred debts beyond its ability to pay such debts as they mature and (iv) the capital of the Purchaser will not be impaired.
     SECTION 5.07. Litigation. As of the date hereof, no Action by or against the Purchaser is pending or, to the knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby or thereby.
     SECTION 5.08. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.
ARTICLE VI
COVENANTS
     SECTION 6.01. Conduct of Business Prior to the Closing. The Company covenants and agrees that, except as described in Section 6.01 of the Company Disclosure Schedule,

between the date hereof and the Closing, (i) the Company shall, and shall cause each Subsidiary to, conduct its business in the ordinary course in all material respects and use its reasonable efforts to preserve intact in all material respects its business organization, including without limitation its relationships with customers, suppliers and employees, and (ii) without the prior written consent of the Purchaser, the Company shall not, and shall not permit any Subsidiary to:
          (a) issue or sell any capital stock, notes, bonds or other securities (or any option, warrant or other right to acquire the same) or effect any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
          (b) redeem any of the capital stock or declare, make or pay any dividends or distributions to the holders of capital stock (other than dividends and distributions declared, made or paid by any Subsidiary to the Company or another Subsidiary and except for the distribution of Travel Main contemplated by Section 6.08);
          (c) incur any indebtedness for borrowed money other than borrowings under a Material Contract disclosed in Section 4.18(a) of the Company Disclosure Schedule;
          (d) amend its charter or bylaws (or similar organizational documents);
          (e) grant or announce any increase in the salaries, bonuses or other benefits to any employees other than (i) modifications of the terms of, or participants in, the Participation Plan that are disclosed to the Purchaser, provided that no such modification may adversely affect the Purchaser without the Purchaser’s consent, such consent not to be unreasonably withheld, (ii) as required by Law, pursuant to any plans, programs or agreements existing on the date hereof or (iii) ordinary increases consistent with the past practices;
          (f) change any method of accounting or accounting practice or policy, other than such changes required by GAAP; or
          (g) settle or compromise any material claims or Actions;
          (h) effect or become a party to any transaction to acquire any other Person (including by way of merger, asset purchase, business combination or otherwise);
          (i) pledge or hypothecate any assets or otherwise permit any assets to become subject to any Encumbrance other than in the ordinary course of business;
          (j) enter into any related party transactions that would be required to be disclosed under GAAP or increase amounts being paid pursuant to an existing agreement or make any additional payment to any Stockholder or an Affiliate of any Stockholder; or
          (k) agree to take any of the actions specified in the foregoing clauses (a) through (j).

     SECTION 6.02. Access to Information.
          (a) From the date hereof until the Closing, upon reasonable notice, the Company shall, and shall cause each Subsidiary to (i) afford the Purchaser and its authorized representatives reasonable access to the offices, properties, books and records and key employees of the Company and each Subsidiary and (ii) furnish to the Purchaser such additional financial and other information regarding the Company and the Subsidiaries as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the Company’s or a Subsidiary’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the businesses of the Company and the Subsidiaries. The Purchaser acknowledges and agrees that all notices of requests by the Purchaser or its authorized representatives for access to offices, properties or books or records of the Company or any Subsidiary or additional financial and other information shall be directed solely to Jacob Kotzubei, or such other person as he may designate and approve. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Subsidiary shall be required to disclose any information to the Purchaser if such disclosure could, in the Company’s reasonable business judgment, (x) cause material competitive harm to the Company and the Subsidiaries, on a consolidated basis, if the transactions contemplated hereby are not consummated, (y) jeopardize any attorney-client or other legal privilege or (z) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.
          (b) The Purchaser shall cause the Company and the Subsidiaries to retain their respective books and records for a period of seven years following the Closing and shall make such books and records available to the Stockholders and their agents and representatives upon reasonable request in connection with a specified purpose reasonably requiring access to such books and records (other than disputes between the parties). The Stockholders shall cause Travel Main and its subsidiaries to retain their respective books and records for a period of seven years following the Closing and shall make such books and records available to the Purchaser and its agents and representatives upon reasonable request in connection with a specified purpose reasonably requiring access to such books and records.
     SECTION 6.03. Employee Benefits. From and after the Closing, (i) the employees of the Company or any Subsidiary shall receive credit for purposes of eligibility, participation and vesting under any employee benefit plan, program or arrangement established or maintained by the Purchaser or any of its Affiliates for service accrued or deemed accrued prior to the Closing with the Company or any Subsidiary or any predecessor company and the Purchaser shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Purchaser or its Affiliates and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and the Subsidiaries in the calendar year in which the Closing occurs, and (ii) the Purchaser shall cause the Company and its Subsidiaries to honor, and to not modify or amend, the terms and conditions of the 2008 employee and management bonus and incentive bonus plans of the Company and its Subsidiaries as in effect on the date hereof and disclosed in Section 4.16 of the Company Disclosure Schedules, absent the consent of the participants therein.

     SECTION 6.04. Indemnification of Directors and Officers. For not less than six years from and after the Closing, the Purchaser shall (i) cause the Company and the Subsidiaries to indemnify and hold harmless all past and present directors, officers, employees and agents of the Company or any Subsidiary (“Covered Persons”) to the same extent as such persons are indemnified as of the date of this Agreement by the Company or any Subsidiary pursuant to the charter or bylaws of the Company or any Subsidiary or pursuant to any indemnification agreement with any Covered Persons in existence on the date hereof for acts or omissions occurring at or prior to the Closing, (ii) not permit the Company or any Subsidiary to amend its charter or bylaws to make less favorable to the Covered Persons any provision with respect to indemnification, advancement of expenses and exculpation and (iii) provide to the directors and officers of the Company and each Subsidiary as of the date hereof an insurance and indemnification policy that provides coverage for events occurring on or before the Closing Date (“D&O Insurance”) that is no less favorable than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage that can be obtained for an annual premium of not more than 150% of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as reasonably practicable for such amount. The provisions of clause (iii) of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained as of the Closing Date which provide such directors and officers with coverage for an aggregate period of at least six years with respect to claims arising from facts or events that occurred on or before the Closing Date. Each Covered Person shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification, provided that any person to whom expenses are advanced undertakes, to the extent required by applicable Law, to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification. The obligations under this Section 6.04 may not be terminated or modified in such a manner as to affect adversely any Covered Person without the consent of such Covered Person.
     SECTION 6.05. Participation Plan and Severance Payments.
          (a) No later than two Business Days prior to the Closing, the Company shall deliver to the Purchaser a certificate signed by an officer of the Company setting forth in reasonable detail (i) the names of all persons entitled to payments in connection with the consummation of the transactions contemplated by this Agreement, and the aggregate amount to be paid to such persons, under the Participation Plan, (ii) the aggregate amount of the severance payments that would be payable to the two employees identified in the letter delivered by the Purchaser to the Company concurrently with the execution of this Agreement under their respective employment agreements if such employees are terminated without cause, (iii) the computation of the Compensation Payments Adjustment Amount and (iv) if and to the extent that the Company has not taken the actions contemplated by Section 6.05(d) to ensure that no person receiving payments under the Participation Plan could reasonably be deemed to receive a “parachute payment” under Section 280G of the Code, a calculation of the amount of the “parachute payment” for any such person who could reasonably be deemed to be receiving a “parachute payment” in connection with the transactions contemplated by this Agreement.
          (b) The Company shall take such steps as shall be necessary to provide for payroll checks to be delivered on the Closing Date to the participants in the Participation Plan for the payments to be made to such participants set forth in the certificate delivered pursuant to Section 6.05(a) in connection with the transactions contemplated by this Agreement, subject in each case to all required tax and other withholdings. The payments provided for in this
Section 6.05(b) shall be made subject to receipt by the Company of a release executed by the payee in form and substance that is customary and reasonable.
          (c) If either or both of the individuals described in clause (ii) of Section 6.05(a) remains employed on the six-month anniversary of the Closing Date, then the Purchaser shall pay to the Stockholders on such anniversary date the portion of the Compensation Payments Adjustment Amount deducted from the Purchase Price that is attributable to such individual(s) (for the avoidance of doubt, such amount being calculated as 60% of the amount payable to such individual(s) set forth in the certificate delivered by the Company to the Purchaser pursuant to clause (ii) of Section 6.05(a)).
          (d) Prior to the Effective Time, the Company shall use all reasonable efforts, including seeking all necessary waivers from any individual entitled to any such payments in the absence of a waiver, to obtain a favorable stockholder vote establishing the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive or retain any and all payments that could reasonably be deemed “parachute payments” under Section 280G of the Code.
     SECTION 6.06. Confidentiality. The terms of that certain Confidentiality Agreement dated as of May 12, 2008 (the “Confidentiality Agreement”) between PNA Group Holding Corporation (a representative of the Company and the Stockholders) and Reliance Steel & Aluminum Co. (a representative of the Purchaser) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Purchaser under this Section 6.06 shall terminate. If for any reason this Agreement is terminated prior to the Closing or the Closing does not otherwise take place, the Confidentiality Agreement shall nonetheless continue in full force and effect. From the date hereof and following the Closing, the Stockholders shall hold in strict confidence all Confidential Information of the Company (as defined in the Confidentiality Agreement), except for disclosures to the Purchaser as provided herein. Notwithstanding the foregoing, the parties acknowledge and agree that they will announce the signing of this Agreement pursuant to a mutually acceptable press release and each party will make all required filings with the SEC in connection therewith.
     SECTION 6.07. Regulatory and Other Authorizations; Notices and Consents. The Company and the Purchaser shall use commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make its filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any information and documentary material that may be requested pursuant to the HSR Act. Without limiting the generality of the foregoing, the Purchaser shall use commercially reasonable efforts to (i) avoid or eliminate any impediment under any antitrust, competition or trade regulation Law that may be asserted by any United States governmental antitrust authority or any other party so as to enable the transactions contemplated hereby to be consummated as promptly as practicable, and (ii) defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring as promptly as practicable; provided that the Purchaser’s board of directors determines in its reasonable business judgment that it is more likely than not that the Purchaser will prevail in such litigation. The Company and the Purchaser shall promptly notify each other of any communication that it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and shall permit the other party to review in advance any proposed communication by such party responding to any Governmental Authority inquiry. Neither the Company nor the Purchaser shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. The Company and the Purchaser will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act, and will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement (other than any such matters relating to disputes between the parties).
     SECTION 6.08. Distribution of Travel Main. Prior to the Closing, the Company shall take all action as shall be required to distribute all of the ownership interests in Travel Main to the Stockholders or to an entity formed by the Stockholders to hold such ownership interests. The Company shall bear all costs, including, but not limited to, any Taxes that may become payable by the Company or any Subsidiary as a result of or in connection to such distribution and the Stockholders shall not bear any liability in connection therewith; provided that: (i) if and to the extent that the amount of net taxable gain realized by the Company and its Subsidiaries in connection with such distribution, as shown on the Company’s consolidated Tax Return for the period in which such distribution occurs, exceeds $25,000,000, the Stockholders shall pay to the Company an amount equal to 40% of the dollar amount of such excess; and (ii) in no event shall the distribution hereunder cause or result in a “Default” or an “Event of Default” under any of the Company’s debt instruments described in clauses (A) through (D) of Section 5.06 when all other distributions or payments to be made by the Company in connection with this Agreement (including, but not limited to, the payments to be made under and pursuant to the Participation Plan) and any Tax liability arising in connection therewith have been accrued, made and/or paid. If the Stockholders are required to make a payment to the Company pursuant to clause (i) above, the Company shall deliver to the Stockholders an as-filed copy of the Tax Return applicable thereto together with a calculation of such net taxable gain in reasonable detail, and the Stockholders shall pay the amount to the Company within five Business Days following receipt of such Tax Return and such calculation. Any amounts paid by the Stockholders under this Section 6.08 shall be treated by the parties as an adjustment to the Purchase Price for all Tax purposes.

     SECTION 6.09. Resignations of Certain Officers and Directors. The Company shall cause each of the individuals serving as officers and/or directors of the Company and of each of the Subsidiaries that are agents or representatives of, or otherwise primarily affiliated with, the Stockholders to resign in writing from such officer and director positions, effective as of and conditioned upon the Closing, and to promptly deliver copies of such resignations to Purchaser.
     SECTION 6.10. No Sales or Transfers of any of the Shares. Each Stockholder covenants and agrees that, from the date hereof through the Closing, such Stockholder shall continue to hold the Shares held by such Stockholder as of the date hereof, as set forth on the Schedule of Stockholders attached hereto, and shall not sell, transfer or hypothecate any of such Shares and shall preserve such Shares free and clear of all Encumbrances.
     SECTION 6.11. Purchase Price Adjustment. On the second Business Day prior to the anticipated Closing Date, the Company shall deliver to the Purchaser a written statement of the average aggregate balance of the borrowings under the debt instruments described in clauses (A) through (D) of Section 5.06, less the consolidated cash of the Company (excluding any consolidated debt or consolidated cash of Travel Main), over the fifteen (15) Business Days ending on the third Business Day prior to the anticipated Closing Date. The Purchase Price shall be increased by the amount equal to the amount, if any, by which such average is less than $750,000,000. Without limiting its other obligations hereunder, except as expressly permitted by this Agreement, the Company shall manage its current assets and current liabilities in the ordinary course of business. Notwithstanding anything herein, in no event will the aggregate balance of the borrowings under the debt instruments described in clauses (A) through (D) of Section 5.06, less the consolidated cash of the Company (excluding any consolidated debt or consolidated cash of Travel Main), exceed $755,000,000 as of immediately prior to the Closing.
     SECTION 6.12. Further Action. The parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.
ARTICLE VII
CONDITIONS TO CLOSING
     SECTION 7.01. Conditions to Obligations of the Parties. The obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
          (a) Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have been earlier terminated; and
          (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of such transactions.

     SECTION 7.02. Conditions to Obligations of the Stockholders. The obligations of the Stockholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions, and, at the Closing, the Purchaser shall provide an officer’s certificate confirming that the conditions (a) and (b) have been fulfilled:
          (a) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct (without giving effect to “materiality” qualifiers), on and as of the Closing, with the same force and effect as though such representations and warranties had been made on and as of the Closing (other than those representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct as of such other date), except to the extent such failure to be true and correct does not, individually or in the aggregate, adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.
          (b) Covenants. The Purchaser shall have duly performed and complied with, in all material respects, the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or at the Closing.
          (c) Consent. The Company shall have obtained the requisite consent of Bank of America, N.A., and shall have fulfilled any requirements of such consent, to permit the distribution of the ownership interests in Travel Main contemplated by Section 6.08.
     SECTION 7.03. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions, and, at the Closing, the Stockholders and the Company shall provide an officer’s certificate confirming that the conditions (a) through (c) have been fulfilled:
          (a) Representations and Warranties. (i) The representations and warranties of the Stockholders and the Company contained in this Agreement shall be true and correct (without giving effect to “materiality” or “Material Adverse Effect” qualifiers), on and as of the Closing, with the same force and effect as though such representations and warranties had been made on and as of the Closing (other than those representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct as of such other date), except to the extent such failure to be true and correct does not, individually or in the aggregate, result in a Material Adverse Effect.
          (b) Covenants. The Company and each of the Stockholders shall have duly performed and complied with, in all material respects, the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or at the Closing.
          (c) No Material Adverse Effect. There shall have been no Material Adverse Effect since the date of this Agreement.
          (d) Certificate of Secretary and Good Standing Certificates. The Stockholders and the Company shall provide a Certificate of Secretary in form reasonably acceptable to the

Purchaser to certify the certificate of incorporation and bylaws of the Company that are in effect, the resolutions duly adopted by the board of directors of the Company and by the general partner or manager, as the case may be, of each of the Stockholders authorizing the execution of this Agreement and the transactions contemplated by this Agreement and incumbency certificates identifying the officers authorized to act on behalf of the Company and each of the Stockholders and attaching certificates of status for the Company and each of the Subsidiaries in the jurisdictions where they were incorporated, formed or organized.
          (e) Platinum Equity Advisors Agreement. The Amended and Restated Corporate Advisory Services Agreement by and between Platinum Equity Advisors, LLC and PNA Group, Inc. dated as of July 18, 2006, shall have been terminated.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by either the Company or the Purchaser if the Closing shall not have occurred before October 2, 2008; provided, however, that the right to terminate this Agreement under this Section 8.01(a) shall not be available to the Company if the Closing has not occurred prior to such date due to the breach by the Company or any Stockholder of any representation or warranty in this Agreement or the failure by the Company or any Stockholder to fulfill its obligations under this Agreement, and such right shall not be available to the Purchaser if the Closing has not occurred prior to such date due to the breach by the Purchaser of any representation or warranty in this Agreement or the failure by the Purchaser to fulfill its obligations under this Agreement;
          (b) by either the Company or the Purchaser if a Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;
          (c) by the Company if the Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VII, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Company to the Purchaser specifying such breach, provided, however, that no such cure period shall be required to be provided to the Purchaser in the event that the Purchaser, in breach of its representation and warranty in Section 5.06, does not have the Financing as of the date that the Closing is otherwise required to take place as provided in Section 2.02;
          (d) by the Purchaser if the Company or any Stockholder shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VII, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Purchaser to the Company and the Stockholders specifying such breach; or
          (e) by the mutual written consent of the Company and the Purchaser.

     SECTION 8.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith terminate and have no further force and effect, and there shall be no liability on the part of either party hereto except (i) as set forth in Section 6.06 and Article IX and (ii) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination. Without limiting the generality of the foregoing, the parties expressly acknowledge and agree that the consummation of the transactions contemplated by this Agreement is not subject to any condition that the Purchaser obtain the Financing, or that the Purchaser obtain any consent required as a condition to obtaining the Financing and, accordingly, that the failure by the Purchaser to have the Financing as of the date that the Closing is otherwise required to take place as provided in Section 2.02 shall constitute a breach of this Agreement by the Purchaser.
ARTICLE IX
GENERAL PROVISIONS
     SECTION 9.01. Non-Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall not survive the Closing.
     SECTION 9.02. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
     SECTION 9.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):
          (a)     if to the Company or the Stockholders:
c/o Platinum Equity Advisors, LLC
360 North Crescent Drive, South Building
Beverly Hills, CA 90210
Telecopy: (310) 712-1863
Attention: Eva M. Kalawski, Esq.
with a copy to:
Bingham McCutchen LLP
600 Anton Boulevard, 18th Floor
Costa Mesa, CA 92626
Telecopy: (714) 830-0626
Attention: James W. Loss

     (b)     if to the Purchaser:
RSAC Management Corp.
350 S. Grand Ave., Suite 5100
Los Angeles, CA 90071
Telecopy: (213) 687-8792
Attention: David H. Hannah
with a copy to:
RSAC Management Corp.
350 S. Grand Ave., Suite 5100
Los Angeles, CA 90071
Telecopy: (213) 687-8792
Attention: Kay Rustand
All notices hereunder shall be deemed to have been duly given: when received if personally delivered; when transmitted by telecopy; the day after it is sent, if sent for next day delivery to a domestic address by an internationally recognized overnight delivery service; and upon receipt, if sent by certified or registered mail, return receipt requested.
     SECTION 9.04. Public Announcements. Neither party to this Agreement shall issue any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication. Notwithstanding anything stated above, after the initial announcement each party may issue tombstones and similar announcements without the consent of the other party provided such announcement is consistent with the information contained in the initial announcement. Neither party shall trade in any securities of the other party prior to the closing or termination of this Agreement.
     SECTION 9.05. Severability. If any term or other provision of this Agreement is finally declared to be invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

     SECTION 9.06. Entire Agreement. This Agreement, including the Company Disclosure Schedule, and the Confidentiality Agreement constitute the final and entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing, the parties agree that no information provided to the Purchaser, its Affiliates or its representatives, outside of this Agreement and the Company Disclosure Schedule, including any information made available to the Purchaser, whether orally or in writing, in any data rooms, management presentation, or discussion, or response to any question submitted on behalf of the Purchaser in connection with the transactions contemplated by this Agreement, shall form the basis for any claim against the Company, any Stockholder or any of their respective Affiliates, officers, directors, employees or other representatives.
     SECTION 9.07. Assignment. This Agreement may not be assigned by any party without the written consent of the other parties.
     SECTION 9.08. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the parties hereto.
     SECTION 9.09. Waiver. The Company may waive compliance by the Purchaser with any of the agreements of the Purchaser and the Purchaser may waive compliance by the Company or the Stockholders with any of the agreements of the Company or the Stockholders, but any such waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
     SECTION 9.10. Specific Performance. Any party to this Agreement shall be entitled to seek an injunction to prevent any breach or threatened breach of this Agreement by any other party and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such party is entitled at law or in equity. In any such action for equitable relief, no party shall assert as a defense to such action that, or seek to oppose such action on that grounds that, a remedy at law is available or that money damages will be a sufficient remedy.
     SECTION 9.11. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and nothing herein, express or implied, is intended to or shall confer upon any other Person, including without limitation any employee of the Company or any Subsidiary, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement, including without limitation under Section 6.03; provided, however, that the agreements of the Purchaser set forth in Section 6.04 are intended for the benefit of the Covered Persons, each of whom shall be an express third party beneficiary of such agreement and shall be entitled to enforce such agreements in his or her own name as if he or she were a party to this Agreement.

     SECTION 9.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California applicable to contracts executed and performed entirely within the State of California.
     SECTION 9.13. Consent to Jurisdiction and Venue. Each of the parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state or Federal courts in the State of California in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any of such courts, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.03. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
     SECTION 9.14. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER. EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, MAKES SUCH WAIVER VOLUNTARILY, AND HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL AGREEMENTS AND WAIVERS IN THIS SECTION 9.14.
     SECTION 9.15. Counterparts and Facsimile Signatures. This Agreement may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. This Agreement and any other document or agreement executed in connection herewith (other than the stock powers or other instruments of transfer delivered with the Shares) may be executed by delivery of an electronic or a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers an electronic or a facsimile copy of a signature page to this Agreement or any other document or agreement executed in connection herewith, such party shall deliver an originally executed signature page within three Business Days of delivering such electronic or facsimile signature page or at any time thereafter upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.
[The remainder of this page has been intentionally left blank. The signature page follows.]

[Signature page to Stock Purchase Agreement]
     IN WITNESS WHEREOF, the Company, the Stockholders and the Purchaser have caused this Agreement to be executed as of the date first written above.
“PURCHASER”:
RSAC MANAGEMENT CORP.

By:	/s/ David H. Hannah
Name: David H. Hannah
Title: Chief Executive Officer

By:	/s/ Karla Lewis
Name: Karla Lewis
Title: Executive Vice President, Chief Financial Officer and Assistant Secretary
“STOCKHOLDERS”:
PLATINUM EQUITY CAPITAL PARTNERS, L.P.
PLATINUM EQUITY CAPITAL PARTNERS — A, L.P.
PLATINUM EQUITY CAPITAL PARTNERS — PF, L.P.

By:	Platinum Equity Partners, LLC, its general partner

	By:	Platinum Equity Investment Holdings, LLC, its senior managing member

		By:	Mary Ann Sigler

		Name:	Mary Ann Sigler
		Title:	Vice President
PLATINUM TRAVEL PRINCIPALS, LLC

By:	Platinum Equity Investment Holdings, LLC, its senior managing member

	By:	/s/ Mary Ann Sigler

	Name:	Mary Ann Sigler
	Title:	Vice President

S-1

SCHEDULE OF STOCKHOLDERS

Name of Stockholder	Number of Shares Held
PLATINUM EQUITY CAPITAL PARTNERS, L.P.	5,148,684.50 Shares
PLATINUM EQUITY CAPITAL PARTNERS — A, L.P.	1,414,473.50 Shares
PLATINUM EQUITY CAPITAL PARTNERS — PF, L.P.	961,842.00 Shares
PLATINUM TRAVEL PRINCIPALS, LLC	1,225,000.00 Shares
TOTALS	8,750,000.00 Shares
Schedule of Stockholders